Filed Under Rule 424(b)(2), Registration Statement No. 333-131159
Pricing Supplement No. 18 dated December 18, 2006
To Prospectus Dated January 19, 2006 and Prospectus Supplement Dated February 10, 2006
CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPU9	100.000%	0.625%	FIXED	4.850%	SEMI-ANNUAL	12/15/2009	06/15/2007	$22.36	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPV7	100.000%	1.000%	FIXED	5.000%	SEMI-ANNUAL	12/15/2011	06/15/2007	$23.06	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPW5	100.000%	1.500%	FIXED	5.700%	SEMI-ANNUAL	12/15/2016	06/15/2007	$26.28	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 12/15/2008 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 12/15/2016 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 12/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 12/15/2016 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPX3	100.000%	2.000%	FIXED	5.900%	SEMI-ANNUAL	12/15/2021	06/15/2007	$27.21	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 12/15/2009 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 12/15/2021 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 12/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 12/15/2021 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Offering Dates: Monday, December 18, 2006 through Tuesday, December 26, 2006
Trade Date: Tuesday, December 26, 2006 @12:00 PM ET
Settle Date: Friday, December 29, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Trustee: The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A.

These security ratings are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch Ratings. Each of the security ratings included in this pricing supplement should be evaluated independently of any other security rating.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

CIT hereby incorporates by reference the information furnished under Item 2.02 of the Current Report on Form 8-K, including Exhibit 99.1, filed by CIT with the U.S. Securities and Exchange Commission on October 18, 2006.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.

CIT Group Inc. $ 3,000,000,000 CIT InterNotes